                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                          Commission File Number 0-3802

(CHECK ONE):[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K  [X]Form 10-Q [ ]Form N-SAR

For the period ended:  June 30, 2004

[ ]      Transition Report on Form 10-K
[ ]      Transition Report on Form 20-F
[ ]      Transition Report on Form 11-K
[ ]      Transition Report on Form 10-Q and Form 10-QSB
[ ]      Transition Report on Form N-SAR

For the Transition Period Ended:

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:  Western Standard Corporation

Former name if applicable:  N/A

Address of principal executive office (Street and number):  400 East Snow King Avenue

City, state and zip code:  Jackson, Wyoming 83001

                                     PART II
                             RULES 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate)

          (a)  The reasons  described in  reasonable  detail in Part III of this form  could  not be  eliminated  without  unreasonable  effort or expense;

     [X]  (b) The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed  on or  before  the  fifteenth  calendar  day following  the prescribed  due date;  or the subject  quarterly report of transition report on Form10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c)  The accountant's statement or other exhibit required by Rule 12b-
               25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable  detail why Forms 10-K, 20-F, 11-K, 10-Q,  N-SAR,
     N-CSR,  or the  transition  report or portion  thereof,  could not be filed within the prescribed time period.

     In June 2004, the registrant  refinanced a substantial  portion of its bank
     debt.  This  consumed  much  of  management's   limited  time  and  delayed
     preparation of the MD&A portion of the required Form 10-QSB.

                                     PART IV
                                OTHER INFORMATION

(1)  Name and telephone  number of person to contact in regard to this regard to this notification.

      Manuel B. Lopez                        307                 734-3003
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          (Name)                          (Area Code)       (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X]Yes [ ]No:

(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion thereof? [ ]Yes [X]No

     If so, attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                  (Name of Registrant as Specified in Charter)

 Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   August 16, 2004                               By:  /s/ Manuel B. Lopez
                                                        ------------------------
                                                              Manuel B. Lopez, President